                                                                     Exhibit 2.1

                             AMENDED AND RESTATED

                           ASSET PURCHASE AGREEMENT

                                    Between

                       Comtech Telecommunications Corp.,
                            a Delaware corporation

                                      and

                        Adaptive Broadband Corporation,
                            a Delaware corporation,

                               Table Of Contents

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ARTICLE 1   SALE AND PURCHASE OF THE ASSETS................................................    1

      1.1  Assets...........................................................................   1
      1.2  Excluded Assets..................................................................   2

ARTICLE 2   THE CLOSING.....................................................................   3

      2.1  Place and Date...................................................................   3
      2.2  Purchase Price...................................................................   3
      2.3  Allocation of Purchase Price.....................................................   4
      2.4  Assumption of Liabilities........................................................   4
      2.5  Excluded Liabilities.............................................................   5
      2.6  Deliveries.......................................................................   5
      2.7  Consent of Third Parties.........................................................   6
      2.8  Books and Records................................................................   6
      2.9  Further Assurances...............................................................   6

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER........................................   7

      3.1  Organization, Standing, Etc. of Seller; Corporate Authorization; Enforceability..   7
      3.2  Certificate of Incorporation and Bylaws..........................................   7
      3.3  Compliance with Other Instruments and Laws.......................................   7
      3.4  Governmental Authorizations And Consents.........................................   8
      3.5  No Violations....................................................................   8
      3.6  Financial Statements.............................................................   8
      3.7  Absence of Certain Changes or Events.............................................   8
      3.8  Title to, and Condition of, Assets...............................................  10
      3.9  Intellectual Property............................................................  10
      3.10 Benefit Plans....................................................................  10
      3.11 Litigation.......................................................................  12
      3.12 Taxes............................................................................  12
      3.13 Contracts........................................................................  12
      3.14 Insurance........................................................................  13
      3.15 Environmental Quality............................................................  13

                                      i.
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                               Table Of Contents
                                  (continued)

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     3.16  Brokers..........................................................................  14
     3.17  Employees........................................................................  14
     3.18  Accounts Receivable..............................................................  14
     3.19  Inventories......................................................................  15
     3.20  Completeness of Representations..................................................  15

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER.........................................  15

     4.1   Organization and Standing of Buyer; Certificate of Incorporation and Bylaws......  15
     4.2   Access...........................................................................  15
     4.3   Authorization....................................................................  15
     4.4   Enforceability...................................................................  15
     4.5   Compliance with Other Instruments and Laws.......................................  16
     4.6   Governmental Authorizations and Consents.........................................  16
     4.7   Financial Statements.............................................................  16
     4.8   Litigation.......................................................................  16
     4.9   Brokers..........................................................................  16
     4.10  Section 203......................................................................  17

ARTICLE 5   COVENANTS OF SELLER.............................................................  17

     5.1   Conduct of Business..............................................................  17
     5.2   Access and Information...........................................................  17

ARTICLE 6   COVENANTS OF BUYER..............................................................  18

     6.1   Confidentiality..................................................................  18
     6.2   Investigation....................................................................  18
     6.3   Insurance........................................................................  18
     6.4   Employees........................................................................  18
     6.5   Tax Cooperation and Retention....................................................  20
     6.6   Financing........................................................................  20

ARTICLE 7   COVENANTS OF ALL PARTIES........................................................  21

     7.1   Best Efforts; Further Assurances.................................................  21
     7.2   Certain Filings..................................................................  21

                                      ii.

                               Table Of Contents
                                  (continued)

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      7.3  Public Announcements.............................................................  21
      7.4  Use of Business Names by Buyer...................................................  21
      7.5  Consents; Cooperation............................................................  22
      7.6  Liability for Transfer Taxes.....................................................  23
      7.7  Communications with Customers and Suppliers......................................  23

ARTICLE 8   CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE.....................................  23

      8.1  Accuracy of Representations and Warranties.......................................  23
      8.2  Performance......................................................................  23
      8.3  Certificate......................................................................  24
      8.4  Legal Proceedings................................................................  24
      8.5  HSR Act..........................................................................  24
      8.6  Consents.........................................................................  24
      8.7  Transfer Documents...............................................................  24
      8.8  Material Adverse Effect..........................................................  24
      8.9  Due Diligence Review.............................................................  24
      8.10 Key Employees....................................................................  24
      8.11 Financing........................................................................  25
      8.12 Other Closing Documents..........................................................  25
      8.13 Finalization of Schedules and Exhibits...........................................  25

ARTICLE 9   CONDITIONS TO OBLIGATION OF SELLER TO CLOSE.....................................  25

      9.1  Accuracy of Representations and Warranties.......................................  25
      9.2  Performance......................................................................  25
      9.3  Certificate......................................................................  25
      9.4  Legal Proceedings................................................................  25
      9.5  HSR Act..........................................................................  25
      9.6  Consents.........................................................................  25
      9.7  Assumption Agreement.............................................................  26
      9.8  Other Closing Documents..........................................................  26

ARTICLE 10  RESTRICTIVE COVENANTS...........................................................  26

     10.1  Non-Competition..................................................................  26
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                                     iii.

                               Table Of Contents
                                  (continued)

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     10.2  Non-Solicitation of Employees....................................................  26
     10.3  Acknowledgments..................................................................  26

ARTICLE 11  TERMINATION.....................................................................  27

     11.1  Right to Terminate Agreement.....................................................  27
     11.2  Effect of Termination............................................................  27

ARTICLE 12  CERTAIN REMEDIES AND LIMITATIONS................................................  28

     12.1  Expiration of Representations, Warranties and Covenants..........................  28
     12.2  Indemnity by Seller..............................................................  28
     12.3  Indemnity by Buyer...............................................................  29
     12.4  Defense of Third-Party Actions...................................................  29
     12.5  Subrogation......................................................................  30
     12.6  Exclusivity......................................................................  30
     12.7  Retention of Records.............................................................  30
     12.8  No Rescission....................................................................  31

ARTICLE 13  MISCELLANEOUS...................................................................  31

     13.1  Definition of Certain Terms......................................................  31
     13.2  Material Adverse Effect..........................................................  35
     13.3  Knowledge........................................................................  35
     13.4  Memorandum; Disclaimer of Projections............................................  35
     13.5  Expenses.........................................................................  35
     13.6  Notices..........................................................................  36
     13.7  Assignment.......................................................................  37
     13.8  Entire Agreement; Amendment; Governing Law; Etc..................................  37
     13.9  Counterparts.....................................................................  37
     13.10 Venue............................................................................  37
     13.11 Attorney's Fees..................................................................  38
     13.12 Third-Party Rights...............................................................  38
     13.13 Titles and Headings..............................................................  38
     13.14 Exhibits and Schedules...........................................................  38
     13.15 Pronouns.........................................................................  38

                                      iv.
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                               Table Of Contents
                                  (continued)

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    13.16  Severability.....................................................................  38
    13.17  Time of Essence..................................................................  38
    13.18  Interpretation...................................................................  38

                                      v.

                           ASSET PURCHASE AGREEMENT

     This Amended and Restated Asset Purchase Agreement (this "Agreement") is entered into as of July 10, 2000 by and between Comtech Telecommunications Corp., a Delaware corporation ("Buyer"), and Adaptive Broadband Corporation, a Delaware corporation ("Seller").

                                   Recitals

     A. Seller, through an unincorporated division (the "EF Data Division"), is in the business of manufacturing and marketing satellite modems, transceivers and related equipment (the "Business").

     B. Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, substantially all the assets of the Business, and Buyer has agreed to assume certain of the liabilities of the Business, all for the purchase price, and upon the terms and subject to the conditions herein set forth.

     C. Capitalized terms used herein without separate definitions have the meanings given to such terms in Section 13.1.

     D. This Agreement amends and restates in its entirety the Asset Purchase Agreement entered into by and between Buyer and Seller on May 26, 2000, as amended on June 30, 2000 and on July 7, 2000.

     Now, Therefore, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                        Sale And Purchase Of The Assets


     1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the properties, assets, contracts and rights of every nature, kind and description, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) that relate primarily to, or used primarily in, the Business, and the Business (and the goodwill associated therewith) (collectively, the "Assets"), including, without limitation,

          (a)  all of the Fixed Assets, Intellectual Property and Contracts;

          (b) all notes and accounts receivable (except as set forth in Section 1.2(h) hereof) of the Business, including intercompany notes and accounts receivable other than corporate-level intercompany receivables from Seller;

                                       1.

          (c) all inventories of raw material, work in process, finished products, goods, spare parts, replacement and component parts and office and other supplies of the Business (the "Inventories");

          (d) all of the other assets that are reflected on the April Balance Sheet, including prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, as adjusted through the Closing Date in the ordinary course of business;

          (e)  all of the Books and Records;

          (f) all rights under express or implied warranties from Sellers' suppliers with respect to the Assets;

          (g) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

          (h) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller in connection with the Assets or the Assumed Liabilities;

          (i) all guarantees, warranties, indemnities and similar rights in favor of Seller in connection with the Assets; and

          (j) all computer hardware and software used primarily in the Business, including all rights under licenses and other instruments or agreements relating thereto.

     1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 hereof to the contrary, the Assets do not include any of the following (herein referred to collectively as the "Excluded Assets"):

          (a) the name and mark "Adaptive Broadband" and any name or mark derived from or including the foregoing, including without limitation, all Logos, corporate symbols or logos incorporating, or Internet sites or addresses incorporating the name, "Adaptive Broadband" and the name and mark "California Microwave" and any name or mark derived from or including the foregoing, including without limitation, all Logos, corporate symbols or logos incorporating "California Microwave" (the "Excluded Intellectual Property");

          (b) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities;

          (c) all books and records relating to or used in the business of Seller and not primarily relating to or used in the Business;

          (d) all insurance policies maintained by Seller and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies, except to the extent the coverage thereof remains available after the Closing for claims relating to the Assets or Assumed Liabilities;

                                       2.

          (e)  corporate-level intercompany accounts receivable from Seller;

          (f) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Excluded Assets or Excluded Liabilities;

          (g) all rights, title and interest of Seller in and to prepaid Taxes of the Business and any claims for any refund, credit, rebate or abatement with respect to Taxes of the Business for any period or portion thereof through the Closing Date, and any interest payable with respect thereto, except to the extent such amounts are reflected on the September Balance Sheet;

          (h) accounts receivables and interest receivables with LinkSat Brazil Sistemas de Communicacao Ltda existing on the date hereof as listed on the Adjusted April Balance Sheet in the amounts of $5,763,000 and $518,000, respectively (collectively, the "LinkSat Receivables");

          (i) goodwill on the books and records of Seller not related to the Business or the Assets; and

          (j)  the assets listed on Schedule 1.2.


                                   ARTICLE 2

                                  The Closing


     2.1 Place and Date. The closing of the sale and purchase of the Assets (the "Closing"), and the assumption of the Assumed Liabilities, shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, or such other place upon which the parties may agree, on the first business day following the date upon which each of the conditions to closing set forth in Articles 8 and 9 of the Agreement shall have been satisfied. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date."

     2.2  Purchase Price.

          (a) On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay to Seller at the Closing an aggregate of U.S. $61,500,000 and to assume the Assumed Liabilities as provided in Section 2.4. The Purchase Price shall be paid by the wire transfer of immediately available funds to such bank account or accounts as are specified by Seller in written instructions given to Buyer at least three days prior to the Closing.

          (b) Notwithstanding anything to the contrary contained in this Agreement, the purchase price is subject to adjustment in accordance with
Section 2.2(c) or (d), as the case may be. Attached hereto as Schedule 2.2(b) is the April Balance Sheet, as adjusted to reflect the elimination of Excluded Assets and Excluded Liabilities, the provision of appropriate reserves with respect to certain assets, and other procedures heretofore agreed upon by Seller and Buyer

                                       3.

(the "Adjusted April Balance Sheet"). Promptly following the Closing, Seller and Buyer shall jointly prepare a balance sheet as of the Closing Date in a manner consistent with the preparation of the Adjusted April Balance Sheet (the "Closing Balance Sheet"). If Buyer and Seller disagree with respect to any matter relating to the preparation of the Closing Balance Sheet, such disagreement shall be promptly submitted for resolution to a nationally recognized accounting firm that is acceptable to Seller and Buyer (the "Accounting Firm"). The determination of the Accounting Firm shall be final and binding upon Seller and Buyer and the fees and expenses of the Accounting Firm shall be borne equally by Seller and Buyer.

          (c) If the net assets reflected on the Closing Balance Sheet are less than the net assets reflected on the Adjusted April Balance Sheet, Seller will promptly pay to Buyer the amount of such shortfall by wire transfer of immediately available funds to such bank account or accounts as Buyer shall specify in written instructions.

          (d) If the net assets reflected on the Closing Balance Sheet exceed the net assets reflected on the Adjusted April Balance Sheet, Buyer will promptly pay to Seller the amount of such excess, such payment to be made by wire transfer of immediately available funds to such bank account or accounts as Seller shall specify in written instructions.

     2.3 Allocation of Purchase Price. The parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities (collectively, the "Aggregate Purchase Price") among the Assets in accordance with section 1060 of the Code as mutually agreed to by the parties within 180 days following the Closing. All such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority.

     2.4 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due (collectively, the "Assumed Liabilities"): (a) all payment obligations of Seller under all severance agreements as set forth in
Schedule 2.4(a) to the extent such obligations arise by virtue of Buyer's discharge of any former employee of the Seller any time more than 60 days after the Closing; (b) all product warranty obligations of Seller relating to the Business and identified on Schedule 2.4(b); (c) all liabilities and obligations of Seller to be paid or performed from and after the Closing Date under or relating to the Contracts included among the Assets and set forth on Schedule 2.4(c) and which are validly assigned to Buyer, other than damages, penalties or other like liabilities or obligations arising from or as a result of a breach of any contract by Seller or Seller's failure to satisfy any requirement which it was required to satisfy on or prior to the Closing; (d) all liabilities and obligations of Seller relating to or arising out of the operation of the Business in the ordinary course and reflected on the Closing Balance Sheet, (e) all liabilities and obligations of Seller relating to or arising out of cost overruns or adjustments to rates and factors used in pricing work performed or services provided to customers prior to the Closing; (f) all liabilities and obligations of Seller relating to or arising out of the lawsuits, claims or other

                                       4.

matters described in Schedule 2.4(f); and (g) fifty percent (50%) of all other liabilities and obligations (other than Excluded Liabilities) relating to the Business or the Assets, which liabilities and obligations are not within the Seller's knowledge but which arose in the ordinary course of business consistent with past practice and are not specifically set forth above (all of such other liabilities, the "Other Liabilities").

     2.5 Excluded Liabilities. Buyer shall not assume or in any way be responsible for, and Seller shall pay, discharge and be solely responsible for, any debts, claims, commitments, liabilities and obligations of Seller and the Business (the "Excluded Liabilities"), including, without limitation, the following:

          (a)  Taxes for all periods prior to the Closing Date;

          (b)  liabilities arising directly out of the Excluded Assets;

          (c)  liabilities listed on Schedule 2.5;

          (d) liabilities and obligations underlying any and all Permitted Liens relating to Taxes which are not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

          (e) any environmental liabilities arising out of conditions existing or activities occurring with respect to the Assets or the Business on or prior to the Closing and any other environmental liabilities relating to any other of Seller's activities or operations prior to the Closing;

          (f) except as otherwise provided herein, any liability or obligation to any employee or former employee of Seller for compensation or benefits incurred or accrued or otherwise arising out of services performed on or prior to the Closing Date, or if later, the employees date of hire by Buyer under
Section 6.4;

          (g) any deferred compensation obligation or any liability or obligation of Seller arising out of or in connection with any employee benefit plan;

          (h) any liabilities arising from a violation or alleged violation by the Seller prior to the Closing of any judgement, order, decree, statute, law, ordinance, rule or regulation; and

          (i) any liabilities arising from acts or omissions constituting or alleged to constitute negligence, gross negligence, willful misconduct or other tortious conduct by the Seller.

     2.6 Deliveries. At the Closing, Seller shall deliver to Buyer such assignments and other good and sufficient instruments of transfer as shall be satisfactory in form and substance to Buyer, and shall be effective to vest in Buyer good and marketable title, free and clear of any liens and encumbrances or rights and claims of others, other than Permitted Liens, to all of the

                                       5.

Assets, and Buyer shall deliver to Seller such instruments of assumption as shall be satisfactory in form and substance to Seller to ensure that Buyer has assumed all of the Assumed Liabilities.

     2.7 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if any assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and no transfer or assignment to Buyer by Seller of any interest under any such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made until such consent or approval is obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall (a) continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained without any material third-party cost to Buyer, (b) hold such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement on behalf of Buyer, (c) cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any such Governmental Approval, instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as agent, and (d) enforce and perform for the account of Buyer any rights of Seller arising from such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement, provided that Buyer shall undertake to pay, perform, discharge or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

     2.8 Books and Records. From and after the Closing and until the sixth anniversary thereof, (a) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business but which are not Books and Records, and (b) Buyer agrees to grant to Seller, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Assets that pertain to the operations of the Business on or prior to the Closing Date, for any reasonable business purpose of Seller.

     2.9 Further Assurances. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it or retained by such party as provided herein.

                                       6.

                                   ARTICLE 3

                   Representations And Warranties Of Seller


     Except to the extent set forth in the Disclosure Schedule delivered to Seller contemporaneously herewith (the "Disclosure Schedule"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule, and subject to the limitations contained in Article 11, Seller represents and warrants to Buyer that the following statements are true in all material respects as of the date of this Agreement:

     3.1 Organization, Standing, Etc. of Seller; Corporate Authorization; Enforceability.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and to operate the properties of the Business. Seller is qualified to do business and is in good standing in each state of the United States where the failure to so qualify would have a material adverse effect on the Assets or the Business (taken as a whole) or financial condition or results of operations of the Business (a "Material Adverse Effect on the Business").

          (b) The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Seller. This Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Seller.

          (c) This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     3.2 Certificate of Incorporation and Bylaws. Copies of the certificate of incorporation and bylaws or other organizational documents of Seller (collectively, the "Organizational Documents") have been made available to Buyer, and each such copy is true, correct and complete.

     3.3 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or result in any violation or breach of or default under any provision (a) of the Organizational Documents, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise or license to which Seller is a party or the Assets or the Business is subject, the result of which,

                                       7.

with respect to items identified in clause (b), would (either individually or in the aggregate) have a Material Adverse Effect on the Business, or (c) of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, the Business or the Assets, the result of which, with respect to items identified in clause (c), would (either individually or in the aggregate) have a Material Adverse Effect on the Business or a material adverse effect on the transactions contemplated hereby, or (ii) result in the creation of any Lien (other than a Permitted Lien) on the Assets.

     3.4  Governmental Authorizations And Consents. Except as set forth on
Schedule 3.4, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, or any third party, are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on the Business or a material adverse effect on the transactions contemplated hereby.

     3.5 No Violations. Except as set forth on Schedule 3.5, Seller is not in violation of any term of its certificate of incorporation or bylaws or other charter documents or, to its knowledge, any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or of any judgment, decree or order which names Seller, or of any term of any other Material Contract which is among the Assets, which violation, either individually or when aggregated with all other such violations, would have a Material Adverse Effect on the Business. Seller is not in violation, of any law, ordinance, rule or governmental regulation applicable to the Business or any of the Assets, which violation, either individually or when aggregated with all other such violations, would have a Material Adverse Effect on the Business.

     3.6 Financial Statements. Seller has delivered to Buyer (a) the unaudited balance sheet and the related unaudited statement of operations of the Business as of and for the year ended June 30, 1999 and (b) the unaudited balance sheet (the "April Balance Sheet") and the related unaudited statement of operations of the Business as of and for the ten-month period ended April 30, 2000 (such financial statements, including the notes thereto, hereinafter being referred to as the "Financial Statements"). The Financial Statements were prepared on a basis consistent with generally accepted accounting principles and present fairly in all material respects the financial condition of the Business as of the dates thereof and the results of its operations for the periods then ended, except that the April Financial Statements were prepared on an interim basis, are subject to normal year-end adjustments.

     3.7  Absence of Certain Changes or Events.

          (a) Except as set forth in Schedule 3.7, since April 30, 2000, (1) Seller has not, with respect to the Business, entered into any transaction that is not in the usual and ordinary course of business and (2) there has been no Material Adverse Effect on the Business, and, to the knowledge of the Seller, there has occurred no event that, with the passage of time, is reasonably likely to result in a Material Adverse Effect on the Business.

                                       8.

          (b) Except as set forth in Schedule 3.7, since April 30, 2000, Seller has conducted its operations related to the Business in the ordinary course of business, has used commercially reasonable efforts to maintain the Business, Assets, its relations with employees, suppliers, licenses and operations related to the Business as an ongoing business in accordance with past custom and practice. Without limiting the generality of the foregoing, since April 30, 2000, in each case as related to the Business:

               (i) Seller has not sold, leased, transferred, mortgaged or assigned any of the Assets, tangible or intangible, other than in the ordinary course of business;

               (ii) No party (including Seller) has, other than in the ordinary course of business, accelerated, terminated, materially modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses), excluding all purchase orders and sales orders, involving more than $100,000 to which Seller is a party or by which it or the Assets are bound;

               (iii) Seller has not made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business;

               (iv) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person;

               (v) Seller has not canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims), except for any right or claim (or series of rights or claims) under any purchase order or sales orders, outside the ordinary course of business;

               (vi) Seller has not incurred, assumed, guaranteed or discharged any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

               (vii) Seller has not terminated, and has not received any notice of termination of, any material contract or lease, any contract for the sale of SpectraCast or MIDAS equipment, or other material agreement;

               (viii) Seller has not suffered any damage to or destruction or loss of any tangible assets (whether or not covered by insurance), in any case or in the aggregate, in excess of $100,000;

               (xi) Seller has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent of the Business, other than increases in the ordinary course of business consistent with past practice in the compensation payable to employees of the Business;

                                       9.

               (x) Seller has not encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts; and

               (xi)  Seller has not agreed to take any action described in this
Section 3.7.

     3.8   Title to, and Condition of, Assets. Except as set forth in Schedule
3.8 and except for personal property subject to valid leases, Seller has good title to all the Assets. Except as set forth in Schedule 3.8 and except for personal property subject to valid leases, the Assets are owned free and clear of all Material Liens except for Permitted Liens. The tangible assets are in good operating condition, subject to normal wear and tear. The Assets and the Excluded Assets constitute all the assets used in the Business as presently conducted. Schedule 3.8 sets forth a list of all capital assets included in the Assets.

     3.9   Intellectual Property.

           (a) Seller owns, or is licensed or otherwise possesses the right to use, all Intellectual Property that is necessary to conduct the Business as currently conducted by Seller in all material respects and as proposed to be conducted by Seller with respect to the products under development and listed on
Schedule 3.9(a).

           (b) Schedule 3.9(b) sets forth a list of all patents, registered copyrights, registered trademarks, registered trade names and registered service marks, and any pending applications therefor, included in the Intellectual Property.

           (c) Except as set forth on Schedule 3.9(c), no material claims with respect to the Intellectual Property have been asserted within the past three years (1) to the effect that the sale, licensing or use of any of the products of the Business infringes any other party's copyright, trademark, service mark, trade secret or other intellectual property right, (2) against the use by Seller of any Intellectual Property, or (3) challenging the ownership by Seller of any of the Intellectual Property that Seller purports to own.

           (d) To Seller's knowledge, Seller is not, with respect to the Business or the Assets, infringing upon or violating any other party's copyright, trademark, service mark, trade secret or other intellectual property right.

     3.10  Benefit Plans.

           (a) Except as set forth on Schedule 3.10(a), neither Seller nor any ERISA Affiliate maintains, is a party to, contributes to, or is obligated to contribute to, any of the following in connection with the Business (whether or not set forth in a written document):

               (1) Any employee benefit plan, employee pension benefit plan, employee welfare benefit plan, or multiemployer plan, all as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether or not a plan is exempt from some or all of the otherwise applicable requirements of ERISA; or

                                      10.

               (2) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, supplemental pension, profit sharing, royalty pool, severance or termination pay, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar plan, program, agreement, policy, commitment, arrangement or benefit currently in effect which is applicable to any present or former employee or his or her survivors (whether or not published or generally known).

          (b) As to each plan, program, agreement, policy, commitment, arrangement or benefit listed on Schedule 3.10(b) (a "Benefit Plan"), Seller has made available to Buyer complete, accurate and current copies of the text (including amendments) of the Benefit Plan if previously reduced to writing or has provided in Schedule 3.10(b) a description of all material elements of the Benefit Plan if not previously reduced to writing. With respect to each employee benefit plan (as defined in section 3(3) of ERISA) listed on Schedule 3.10(b), Seller has made available to Buyer the following:

               (1) Where applicable, the most recent summary plan description, as described in section 102 of ERISA;

               (2) Any summary of material modifications which has been distributed to participants or filed with the U.S. Department of Labor but which has not been incorporated in an updated summary plan description furnished under paragraph (1) above;

               (3) The annual reports, as described in section 103 of ERISA, for the most recent three plan years for which an annual report has been prepared (including any schedules);

               (4) Where applicable, the actuarial reports for the most recent three reporting periods for which such a report has been prepared; and

               (5) Any trust agreement, investment management agreement, contract with an insurance company or service provider, administration agreement or other contract, agreement or insurance policy.

          (c)  With respect to each Benefit Plan:

               (1) All of the currently applicable requirements of ERISA and regulations thereunder have been fully and timely complied with in all material respects;

               (2) There is no act or omission of Seller, or any other person or entity, which would constitute a material violation of or material prohibited act under any applicable section of ERISA or the Code, or regulations under either, and no amendment to such Benefit Plan is precluded by any waiver, extension or prior amendment described in Section 412(f)(1) of the Code; and

               (3) All contributions, premiums or other payments due from Seller to (or under) such Benefit Plan for all periods prior to the date of this Agreement have been fully paid or adequately provided for on the books of Seller and all accruals have been made in accordance with prior practices.

                                      11.

           (d) Except as disclosed in Schedule 3.10(d), the transactions contemplated by this Agreement will not, solely as a result of their consummation, increase or accelerate any amount due under any employment agreement or a Benefit Plan, require assets to be set aside or other forms of security to be provided with respect to any liability under any employment agreement or Benefit Plan, or result in any "parachute payment" (within the meaning of Code Section 280G) under any employment agreement or Benefit Plan.

           (e) Except as disclosed Schedule 3.10(e), no event or condition exists or is reasonably expected to occur in connection with any (i) Benefit Plan or (ii) any other benefit plan or arrangement maintained for the benefit of any current or former employees, officers, directors or independent contractors of the Seller or any ERISA Affiliate that would either (x) subject the Buyer or any of its affiliates to any liability, contingent or otherwise to the IRS, the Department of Labor or the Pension Benefit Guarantee Corporation or (y) cause the imposition of any lien on the assets of the Buyer or any of its affiliates under the Code or ERISA.

     3.11 Litigation. Except as disclosed in Schedule 3.11, there are no actions, suits, proceedings or governmental investigations pending, or to Seller's knowledge, threatened, against Seller involving the Business or the Assets, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since December 31, 1996, that have had or would reasonably be expected to have a Material Adverse Effect on the Business. Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on the Business.

     3.12  Taxes. Except as set forth in Schedule 3.12, with respect to Taxes:

           (a) Seller has filed or will file or cause to be filed (or extensions of the time for filing have been or will be duly filed), within the time prescribed by law, all Tax Returns relating to the Business that are or were required to be filed under Federal, state, local or any foreign laws by such company for all taxable periods ending on or prior to the Closing Date;

           (b) Seller has, within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes that are shown to be due and payable on Returns filed prior to the Closing.

     3.13 Contracts. Seller has made available to Buyer a copy or description of any outstanding written or oral (a) contract or arrangement for the employment or retention as a consultant of any person by Seller relating to the Business which is not terminable by Seller without cost to Seller or otherwise represents an employment relationship which is not "at will" and which provides for cash compensation equal to or greater than $100,000 per annum, (b) collective bargaining agreement relating to the Business and to which Seller is a party, (c) mortgage, indenture, note or installment obligation or other instrument or contract relating to the Business and relating to any borrowing of an amount in excess of $100,000 by Seller, (d) guaranty of any obligation in excess of $100,000 by Seller and relating to the Business (excluding any non-recourse guaranties and any endorsement made in the ordinary course of

                                      12.

business for collection), (e) lease of real or personal property relating to the Business under which Seller is lessor, except equipment leases entered into in the ordinary course of business, none of which equipment leases requires annual payments in excess of $10,000 per year, (f) lease of real property relating to the Business under which Seller is lessee involving annual rentals in excess of $50,000, (g) lease of personal property relating to the Business under which Seller is lessee and under which Seller is obligated to make annual aggregate payments of more than $50,000, (h) agreement for the purchase by Seller of equipment relating to the Business other than agreements that do not, in the aggregate, involve the obligation of the Seller to pay more than $50,000, (i) open sales contract providing for future billings in excess of $50,000; (j) agreement materially limiting the freedom of Seller to compete in the Business, with any person or other entity or in any geographical area, (k) material agreements with any non-employee sales representative or distributor, (l) material agreements regarding the payment of any commissions; and (m) agreement establishing any partnership, joint venture or other similar relationship. A list or description of each of the items described in the previous sentence (the "Material Contracts") is set forth on Schedule 3.13. Except as disclosed in
Schedule 3.13, all of the Material Contracts are in full force and effect and, as to each Material Contract, there does not exist thereunder any material default on the part of Seller, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, which (after notice, passage of time, or both) would constitute a material default thereunder on the part of Seller, which default has had or would have a Material Adverse Effect on the Business.

     3.14 Insurance. Schedule 3.14 contains a list of all material insurance policies maintained by or on behalf of or covering Seller in connection with the Business (the "Policies"). Seller has made available to Buyer copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 3.14, to Seller's knowledge, as of the date of this Agreement, the Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by Seller with respect thereto, and all premiums due thereon have been paid.

     3.15  Environmental Quality.

           (a) Except as set forth on schedule 3.15(a), the conduct of the Business complies in all material respects with all applicable Federal, state and local laws (including the common law), ordinances, rules and regulations relating to the injury to or the pollution or protection of human health and safety or the environment, including those pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, and the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and counties in which the Business is located, the Environmental Protection Agency and all other applicable Federal, state, regional and local agencies and bureaus (collectively, "Environmental Laws").

           (b) Seller (1), to its knowledge, has never sent a Hazardous Material to a Business site that, pursuant to any applicable Environmental Law,
(A) has been listed or proposed for listing on the "National Priorities List" of hazardous waste sites, the "CERCLIS"

                                      13.

list, or any similar state list, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action, as defined in any applicable Environmental Laws, or that would require Seller to pay for the costs of cleaning up the site, (2) is in compliance in all material respects with all applicable Environmental Laws in its conduct of the Business, (3) is not involved in any suit or proceeding or has received any written notice or request for information from any governmental agency or authority or other third party that remains unresolved with respect to a release or threatened release of any Hazardous Material in connection with its conduct of the Business or a violation or alleged violation of any applicable Environmental Laws in connection with its conduct of the Business, and has not received written notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material in connection with its conduct of the Business, and (4) has not received written notice that it has failed to timely file any report required to be filed, nor has Seller failed to acquire any necessary certificates, approvals, licenses, authorizations and permits or failed to generate and maintain any required data, documentation and records under all applicable Environmental Laws.

           (c) Seller has not engaged in any operations or activities upon the Assets or any real property included in the Assets or the Business for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any Hazardous Materials at, on, under or from such real property, except in compliance with all applicable Environmental Laws.

           (d) To Seller's knowledge, all Assets are in compliance, with applicable Environmental Laws and there are no conditions existing with respect to any of the Assets or the Business that require, or which with the giving of notice or the passage of time or both will reasonably likely require "removal" or "remedial" action, monitoring or closure pursuant to any applicable Environmental Laws.

     3.16 Brokers. With the exception of fees and expenses payable to SG Cowen and certain employees of Seller and its Affiliates which shall be paid by Seller, all negotiations relating to this Agreement, nd the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

     3.17 Employees. Set forth on Schedule 3.17 is a list, complete in all material respects, of all employees of Seller who are primarily involved in the Business, their title or position and current salary and other cash compensation arrangements.

     3.18 Accounts Receivable. Set forth on Schedule 3.18 is an aged list of accounts receivable reflected in the April Balance Sheet. Such accounts receivable, except to the extent of reserves appropriately reflected on the April Balance Sheet have arisen from bona fide transactions in the ordinary and normal course of the Business for goods or services delivered or rendered and are collectible in the ordinary course of business.

                                      14.

     3.19 Inventories. All inventory of the Business, including reserves, are accounted for on the April Balance Sheet in accordance with GAAP.

     3.20 Completeness of Representations. No representation, warranty or statement made herein, or in any document executed and delivered or to be executed and delivered by Seller in connection with this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. Seller is not aware of any fact or condition (other than general conditions outside of the control of Seller) which could reasonably be expected to have a Material Adverse Effect upon the Business.

     3.21 Other Liabilities. To Seller's knowledge, except to the extent set forth in the Adjusted April Balance Sheet or the Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course consistent with past practice, there are no liabilities or obligations (of any nature, whether absolute, accrued, contingent or otherwise) of or relating to, the Business or the Assets.

                                   ARTICLE 4

                    Representations and Warranties Of Buyer

     Buyer represents and warrants to Seller as follows:

     4.1 Organization and Standing of Buyer; Certificate of Incorporation and Bylaws. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder. Copies of the certificate of incorporation and bylaws or other organizational documents of Buyer have been made available to Seller, and each such copy is true, correct and complete.

     4.2 Access. Buyer has received and reviewed the Financial Statements and is acquainted with the Business. Buyer and its Affiliates have been given access to the assets, books, records, contracts and employees of the Business, and have been given the opportunity to meet with officers and other representatives of Seller and the Business for the purpose of investigating and obtaining information regarding the Business, operations and legal affairs.

     4.3 Authorization. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Buyer. This Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Buyer.

     4.4 Enforceability. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may

                                      15.

be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     4.5 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer, or (b) of any material mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole or would materially impair Buyer's ability to consummate the transactions contemplated hereby (a "Material Adverse Effect on Buyer").

     4.6 Governmental Authorizations and Consents. No material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than
(a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer.

     4.7 Financial Statements. Buyer has delivered to Seller (a) the audited balance sheet and the related audited statement of operations of Buyer as of and for the three-year period ended July 31, 1999 and (b) the unaudited balance sheet and the related unaudited statement of operations of Buyer as of and for the six-month period ended January 31, 2000 (such financial statements, including the notes thereto, hereinafter being referred to as the "Buyer Financial Statements"). The Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of Buyer as of the dates thereof and the results of operations for the periods then ended, except that the January 31, 2000 Financial Statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all the footnote disclosures required by GAAP.

     4.8 Litigation. To the knowledge of Buyer, as of the date of this Agreement, no action, suit, proceeding or governmental investigation is pending against Buyer or its properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

     4.9 Brokers. With the exception of fees and expenses payable to ABN AMRO Incorporated which shall be paid by Buyer, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Buyer or its Affiliates in such manner as to give rise to any valid claim

                                      16.

against Seller for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Buyer or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

     4.10 Section 203. Buyer is not and, for the three preceding years, has not been, an "interested stockholder" of Seller within the meaning of Section 203 of the Delaware General Corporation Law.

                                   ARTICLE 5

                              Covenants Of Seller

     5.1 Conduct of Business. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or referred to in the Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction contemplated by or relating to any of the contracts or other matters referred to in this Agreement or the Disclosure Schedules, Seller will not, without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed by Buyer):

          (a) enter into any material transaction in connection with the Business outside the ordinary course of business;

          (b) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Agreement;

          (c)  take any action of the type described in Section 3.7(b)(i), (ii),
(iii), (iv), (v), (vi) or (ix);

          (d) except in the ordinary course and consistent with past practices, grant or agree to grant any general increase in the rates of salaries or compensation of its Employees, or any specific increase to any such Employee whose total increase would be at an annual rate in excess of 10% of such employee's annual salary or compensation prior to such increase, or any increase in the pension, retirement or other employment benefits of the Employees; or

          (e)  agree or commit to do any of the foregoing.

     5.2 Access and Information. Seller shall (and shall cause its officers, directors, employees, auditors and agents to) afford to Buyer and to Buyer's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its books and records and its properties, plants and personnel and during such period shall furnish promptly to the Buyer a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws.

                                      17.

                                   ARTICLE 6

                              Covenants Of Buyer

     6.1 Confidentiality. At all times prior to the Closing, Buyer shall hold in strict confidence, and shall cause each of its Affiliates to hold in strict confidence, all documents and information obtained with respect to Seller. At all times prior to the Closing, Buyer shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other person or entity, and Buyer shall comply in all respects with the provisions of the Confidentiality Agreement between Seller and Buyer dated January 26, 2000 (the "Confidentiality Agreement"). Without limiting the generality of the foregoing, and except as required by law or pursuant to valid legal process, Buyer shall not contact any customers or employees of Seller without the prior consent of an officer of Seller.

     6.2 Investigation. In conducting its review of the Business, Buyer shall not interfere in any material respect with the Business or with the performance of their duties by Seller's employees. Buyer shall use commercially reasonable efforts to complete its due diligence within one (1) week of the date of this Agreement.

     6.3 Insurance. Buyer shall use commercially reasonable efforts to obtain and continuously maintain, from the Closing Date until the expiration of the representations, warranties and covenants pursuant to Section 12.1, insurance policies with respect to the Business and the Assets on terms and with coverage no less favorable than those maintained by Buyer in connection with Buyer's other businesses.

     6.4  Employees.

          (a)  Buyer shall offer employment to (i) each Employee listed on
Schedule 3.17 who is actively at work for the Business immediately prior to the Closing Date ("Active Employees"), and (ii) to each Employee who is not actively at work on the Closing Date due solely to authorized leave of absence, sick leave, short or long-term disability leave or military leave and who, within 180 days after the commencement of the leave, returns to active employment immediately following such absence ("Inactive Employees"). An Employee's date of hire by Buyer shall, in the case of an Active Employee, be the Closing Date, and in the case of an Inactive Employee, on the date that such individual first reports to work with Buyer. Active Employees and Inactive Employees who accept Buyer's offer of employment and who become employees of Buyer shall be referred to as "Transferred Employees." Seller agrees to facilitate the transition of the Employees to Buyer's employment to the extent permitted by law, which facilitation shall include, without limitation, affording Buyer and its representatives reasonable opportunities to discuss with the Employees terms and conditions of employment with Buyer. Seller will not take, or cause any affiliate to take, any action that would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Employee.

          (b) Buyer shall assume all liabilities of Seller to the Transferred Employees of the Business with respect to accrued vacation and sick days or similar days off by means of a credit to such Employee of the Business of an equal number of accrued days off under Buyer's

                                      18.

benefit plans (except to the extent Seller does not credit its employees for such number or type of days under its benefit plans, in which case Buyer shall pay the Employee of the Business the value of such accrued days off in cash within 30 days of Closing). Nothing herein shall restrict Buyer in the exercise of its independent business judgment, as to the terms and conditions under which such employment with Buyer shall be offered the duration of such offered employment, the basis on which such offered employment is terminated or the compensation or benefits offered to Employees of the Business. Nothing herein shall be deemed to constitute an agreement to employ any Employee of the Business for any specific length of time. Seller shall be solely responsible for any and all severance commitments or obligations of Seller (including retention incentive agreements) existing as of the Closing Date except with respect to severance obligations (and not any other obligations under any retention incentive agreements) for Transferred Employees of the Business who are employed by the Buyer for at least 60 days after the Closing Date.

          (c) Seller shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to (i) any Employee or any qualified beneficiary (as defined in Section 4980B of the Code) of any such Employee who incurs a qualifying event (as defined in Section 4980B of the Code) prior to such Employee's date of hire by Buyer, including any such qualifying event incurred by reason of the employee's termination of employment by Seller, and (ii) any Transferred Employee or any qualified beneficiary (as defined in Section 4980B of the Code) of any such Transferred Employee who incurs a qualifying event (as defined in Section 4980B of the Code) after such employee's date of hire by Buyer; provided, however, that Seller's responsibility for providing coverage for Transferred Employees and qualified beneficiaries of such Transferred Employees shall terminate upon the adoption by Buyer of a group health plan under which Transferred Employees and their qualified beneficiaries are covered. Buyer shall reimburse Seller for all costs incurred by Seller in covering all Transferred Employees and qualified beneficiaries of such Transferred Employee under Seller's group health plan, including, without limitation, applicable premiums for such coverage and administrative costs associated with such coverage. Reimbursement payments pursuant to this Section 6.4(c) shall be made on a monthly basis by Buyer to Seller within ten (10) days following Buyer's receipt of notice from Seller of the amount due to satisfy Buyer's reimbursement obligation.

          (d) Seller acknowledges that on and after the Closing Date the account balances of Transferred Employees shall be distributable from the Seller 401(k) Plan in accordance with Section 401(k)(10) of the Code. Neither Seller nor Seller 401(k) Plan shall place any Transferred Employee's plan loan into default or declare a default with respect to any plan loan so long as such individual transfers his or her account balance under the Seller 401(k) Plan, together with the note evidencing the plan loan, to the Buyer 401(k) Plan through a direct rollover on or as soon as administratively practicable following the Closing Date. Buyer shall amend the Buyer's 401(k) Plan and Seller shall and the Seller 401(k) Plan to the extent necessary in order to effectuate the transactions contemplated under this paragraph (d). Seller and Buyer shall cooperate with each other (and cause the trustees of the Seller 401(k) Plan and the Buyer's 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the affected Transferred Employees.

                                      19.

          (e) Buyer shall use commercially reasonable efforts to enter into employment agreements such of the employees listed on Schedule 8.10 as Buyer may desire within one (1) week of the date of this Agreement.

     6.5  Tax Cooperation and Retention.

          (a) Buyer and Seller shall each at their own expense cooperate with, and make available to, each other such tax data and other information as may be reasonably required in connection with (1) the preparation or filing of any tax return, election, consent or certification, or any claim for refund or the preparation of Seller's financial statements, (2) any determinations of liability for Taxes, or (3) any audit, examination or other proceeding in respect of Taxes ("Tax Data"). Such cooperation shall include without limitation making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses of such third party.

          (b) The Tax Data and the Tax Documentation shall be retained until one year after the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

     6.6 Financing. Buyer shall use commercially reasonable efforts to enter into binding commitment letters with one or more financial institutions pursuant to which credit at least equal to 66-2/3% of the Purchase Price shall be available to Buyer, on terms reasonably acceptable to Buyer for the purpose of consummating the transactions contemplated hereby within one (1) one week of the date of this Agreement.

     6.7 LinkSat Receivables. Buyer shall cooperate with Seller in the collection of the LinkSat Receivables and in connection therewith, Buyer shall provide Seller reasonable access during normal business hours to (i) all Books and Records relating to the LinkSat Receivables, and (ii) all employees having knowledge relating to the LinkSat Receivables or access to the Books and Records relating thereto. Such reasonable access (A) shall include, without limitation, any access required in connection with any judicial or arbitration proceedings relating to the LinkSat Receivables (including without limitation, access for the purposes of taking depositions, providing testimony and affidavits, preparing stipulations, interrogatories or motions, and otherwise conducting discovery) and any copies of such documents as the Seller shall reasonably request, and (B) shall be provided to Seller free of charge (other than reasonable travel related expenses for Buyer's employees and reasonable duplication charges).

                                      20.

                                   ARTICLE 7

                           Covenants Of All Parties

     7.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and Seller each will execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     7.2 Certain Filings. Buyer and Seller shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, including without limitation filings under the HSR Act, and in seeking timely to obtain any such actions, consents, approvals or waivers.

     7.3 Public Announcements. Neither Buyer nor Seller will issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby, or disclose the existence of this Agreement to any person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to law (including Buyer's and Seller's requirement to issue a press release promptly after the execution of this Agreement), provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

     7.4  Use of Business Names by Buyer.

          (a) Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "Adaptive Broadband" or any similar Name and to all corporate symbols or logos (collectively, "Logos") incorporating Adaptive Broadband or any similar name. All rights of Seller and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer agrees that it will not, and will cause the Business not to, use the Adaptive Broadband Name or the Name "California Microwave" or any similar Names or any Logo incorporating such Names or any similar Names in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business, except as expressly permitted by subsection (b) of this Section 7.4.

                                      21.

          (b) For a period of six months from the Closing Date (the "Window Period"), Seller shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, to Buyer the right to use the Adaptive Broadband Logo and the Adaptive Broadband Name in connection with the operation of the Business as currently conducted including, during the Window Period, to (1) use any molds or castings included in the equipment or machinery included in the Assets despite the appearance thereon and on the products manufactured therewith of the Adaptive Broadband Name or the Adaptive Broadband Logo, (2) market and sell all such products produced by the Business and (3) use any other assets on hand included in the Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the Adaptive Broadband Name or Adaptive Broadband Logo (provided, however, that Buyer shall use its commercially reasonable efforts to cease its use of the Adaptive Broadband Name and the Adaptive Broadband Logo within three months). Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the Adaptive Broadband Name or the Adaptive Broadband Logo incorporating such Name and remove or obliterate such Name or the Adaptive Broadband Logo from any molds, castings, products or other assets and clearly and prominently mark the new name of the Business thereon. At all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with Seller or any of its affiliates.

     7.5 Consents; Cooperation. Seller and Buyer will use their commercially reasonable efforts:

          (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all governmental authorities or any other person or entity that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement;

          (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby;

          (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing;

          (d) to (1) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (excluding satisfying the closing conditions in Articles 8 or 9 hereof insofar as they relate to the truth of representations and warranties but including otherwise satisfying the closing conditions in Articles 8 or 9) and (2) refrain from taking any action which reasonably could be expected to render any representation or warranty contained in this Agreement untrue or incorrect in any material respect (except to the extent a representation or warranty or covenant is qualified by materiality in which case Seller will refrain from taking any action that would render such representation or warranty untrue or incorrect) as of the Closing.

                                      22.

     7.6 Liability for Transfer Taxes. Buyer and Seller shall each be responsible for and pay in a timely manner 50% of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable law; provided, however, that such party's preparation of any such Tax Returns shall be subject to the other party's approval which approval shall not be withheld or delayed unreasonably.

     7.7 Communications with Customers and Suppliers. Seller and Buyer will mutually agree upon all communications with suppliers and customers of the Business relating to this Agreement and the transactions contemplated hereunder prior to the Closing Date.

     7.8 Communication and Cooperation. Seller and Buyer shall use commercially reasonable efforts to ensure that the conditions to Closing shall have been satisfied on or prior to June 30, 2000. Each party shall keep the other party fully informed of the status of satisfying its conditions to Closing. Each party shall promptly inform the other party if and to the extent the informing party does not reasonably expect to satisfy the conditions to Closing in a timely manner, or in any case, on or prior to June 30, 2000.

                                   ARTICLE 8

                  Conditions To Obligations Of Buyer To Close

     The obligations of Buyer to purchase the Business and the Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer in whole or in part):

     8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Article 3 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement, and (c) a representation or warranty is modified in an updated Disclosure Schedule delivered to Buyer at the Closing, which update does not reflect any Material Adverse Effect on the Business; provided that any such update is limited to items or events occurring, or claims asserted or made, after the date hereof.

     8.2 Performance. Seller shall have performed in all material respects all obligations required by this Agreement to be performed by Seller on or before the Closing Date.

                                      23.

     8.3 Certificate. Buyer shall have received from a duly authorized officer of Seller a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 8.1 and 8.2 have been met.

     8.4 Legal Proceedings. There shall not have been instituted or threatened, in writing, any legal proceeding or other binding order of any court or other tribunal having jurisdiction over Buyer or Seller that seeks to prohibit the transactions contemplated hereby.

     8.5 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     8.6  Consents.  All approvals, consents, waivers and authorizations that
(i) relate to the real estate leases for Seller's facilities in Tempe, Arizona or (ii) are required to be obtained by Seller in connection with the transactions contemplated by this Agreement (identified on Schedule 8.6) shall have been obtained and shall be in full force and effect.

     8.7 Transfer Documents. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

          (a) a bill of sale, assignment and general conveyance, substantially in the form of Exhibit 8.7, dated the Closing Date, with respect to the Assets;

          (b) assignments, in form and substance reasonably satisfactory to Buyer, of all Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to Buyer all Seller's right, title and interest therein and thereto;

          (c) an assignment of lease, dated as of the Closing Date, with respect to each Lease; and

          (d) certificates of title to all motor vehicles included in the Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date.

     8.8 Material Adverse Effect. There shall not have occurred any event that has had or is reasonably likely to have a Material Adverse Effect on the Business.

     8.9 Due Diligence Review. Buyer shall have completed its due diligence review of the Business and the Assets and the results thereof shall be satisfactory to Buyer in all material respects.

     8.10 Key Employees. Buyer shall have entered into employment agreements with such of the employees listed on Schedule 8.10 of the Business as Buyer desires on terms reasonably acceptable to Buyer; provided that Buyer may list no more than seven (7) key employees of the Business on Schedule 8.10.

                                      24.

     8.11 Financing. Buyer shall have entered into binding commitment letters with one or more financial institutions pursuant to which credit at least equal to 66-2/3% of the Purchase Price shall be available to Buyer, on terms reasonably acceptable to Buyer for the purpose of consummating the transactions contemplated hereby.

     8.12 Other Closing Documents. Buyer shall have received at Closing, in form and substance satisfactory to Buyer, an opinion of counsel to Seller and in substantially the form of Exhibit 8.13.

                                   ARTICLE 9

                  Conditions To Obligation Of Seller To Close

     The obligation of Seller to sell the Business and the Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller):

     9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

     9.2 Performance. Buyer shall have performed in all material respects all obligations required by this Agreement to be performed by Buyer on or before the Closing Date.

     9.3 Certificate. Seller shall have received from a duly authorized officer of Buyer a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 9.1 and 9.2 have been met.

     9.4 Legal Proceedings. There shall not have been instituted or threatened, in writing, any legal proceeding or other binding order of any court or other tribunal having jurisdiction over Seller that seeks to prohibit the transactions contemplated hereby.

     9.5 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     9.6 Consents. All approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the transactions contemplated by this Agreement (identified on Schedule 8.6) shall have been obtained and shall be in full force and effect, except, where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on the Business or a material adverse effect on the transactions contemplated by this Agreement.

                                      25.

     9.7 Assumption Agreement. Seller shall have received from Buyer an Assumption Agreement, in substance and form satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

     9.8 Other Closing Documents. Seller shall have received at Closing, in form and substance satisfactory to Seller, an opinion of counsel to Buyer and in substantially the form of Exhibit 9.8.

                                   ARTICLE 10

                             Restrictive Covenants

     10.1 Non-Competition. Neither Seller or any of its Affiliates shall, for a period of three years after the Closing Date, directly or indirectly, anywhere in the United States, separately or together with any other persons, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, stockholder, member, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant) in any business, activity or enterprise that competes with any primary aspect of the Business or any primary aspect of the Business conducted by Buyer or any of its subsidiaries as conducted on the Closing Date (collectively, "Competitive Activities"); provided that this Section shall not prohibit the Seller from engaging in any Competitive Activities to the extent that Seller is acquired by a Person that is engaged or becomes engaged in such Competitive Activities, or, directly or indirectly, acquires a Person that is engaged, at the time of such acquisition, in a Competitive Activity or becomes engaged, after such acquisition, in a Competitive Activity; provided further that, to the extent such acquired Person becomes engaged in a Competitive Activity, Seller shall not transfer any know-how relating primarily to a Competitive Activity to such acquired Person.

     10.2 Non-Solicitation of Employees. Neither Seller or any of its affiliates shall, for a period of three years after the Closing Date, directly or indirectly, for itself or on behalf of any other individual or entity, solicit any Transferred Employee of Buyer or any of its subsidiaries or induce nor attempt to induce any such employee to leave his or her employment with Buyer or any of its subsidiaries; provided that this Section shall not be violated by virtue of any solicitations by recruiters or other agents acting on behalf of Buyer so long as Buyer does not hire any Transferred Employees so solicited by such recruiters or agents.

     10.3 Acknowledgments. Seller acknowledges that, in view of the nature of the Business and the business objectives of Buyer in acquiring the assets and the goodwill of the Business, and the consideration paid under this Agreement therefor, the restrictions contained in this Article 10 are reasonably necessary to protect the legitimate business interests of Buyer and any violation of such restrictions will result in irreparable injury to Buyer and its subsidiaries for which damages will not be an adequate remedy. Seller therefore acknowledges that, if any such restrictions are violated or threatened to be violated, Buyer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement, without the necessity of showing any actual damage or posting bond or furnishing other security.

                                      26.

                                  ARTICLE 11

                                  Termination

     11.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

           (a)  by the mutual agreement of Seller and Buyer;

           (b) by written notice of either party if the other party gives such party notice pursuant to Section 7.8 hereof to the effect such other party does not reasonably expect to satisfy a closing condition for which it is responsible in a timely manner, or in any event, on or prior to July 10, 2000.

           (c) by written notice of Buyer at any time after July 10, 2000, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Buyer if the action of Buyer or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

           (d) by written notice of Seller at any time after July 10, 2000, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Seller if the action of Seller or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

     11.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 11.1:

           (a) Buyer shall promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Buyer's investigation of the Business, including any copies made by or supplied to Buyer or any of Buyer's agents of any such documents or information; and

           (b) No party hereto shall have any obligation or liability to the other party hereto, except for its own breaches of this Agreement and except that the parties hereto shall remain bound by the provisions of this Section
11.2 and Sections 6.1 and 7.3 and Article 12 and by the provisions of the Confidentiality Agreement.

                                  ARTICLE 12

                       Certain Remedies and Limitations

     12.1 Expiration of Representations, Warranties and Covenants. Except for the covenants contained in Article 10, the covenants set forth in this Agreement shall terminate and

                                      27.

expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of the parties hereto with respect to such covenants shall thereupon be extinguished. This Section 12.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date. All of the representations and warranties of Seller set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m. (California time) on the first anniversary of the Closing Date, and all liability with respect to such representations and warranties shall thereupon be extinguished; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.12, 4.1, 4.3, 4.4,
4.5 and 4.6 (collectively, the "Five Year Matters") shall cease to be of any force or effect at 5:00 p.m. (California time) on the fifth anniversary of the Closing Date and that the representations and warranties set forth in Section 3.9, 3.15 and 3.20 (collectively, the "Two Year Matters") shall cease to be of any force or effect at 5:00 p.m. (California time) on the second anniversary of the Closing Date.

     12.2  Indemnity by Seller.

           (a) Subject to the provisions of Section 12.1 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnitees") against the net amount of all claims, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys', consultants', accountants' and expert witnesses' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a "Loss" and collectively "Losses") incurred by any of the Buyer Indemnitees (after deduction of the amount of any insurance proceeds recoverable and net of any tax benefit) and arising out of or relating to: (i) all Excluded Liabilities; (ii) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement or any other document and instrument executed or to be executed pursuant to this Agreement; and (iii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement. Notwithstanding the foregoing, damages shall constitute Losses for the purpose of this Section 12.2 only to the extent of the direct damages incurred (excluding consequential damages, whether or not foreseeable).

           (b) Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described above pursuant to Section 12.2(a)(ii), unless and until the aggregate amount of all claims against Buyer Indemnitees exceeds two percent (2%) of the Purchase Price and then only to the extent such aggregate amount exceeds one percent (1%) of the Purchase Price. Claims thereafter may be asserted regardless of amount; provided, however, that Seller's maximum liability to Buyer Indemnitees under this Section 12.2 shall not exceed:

                (1) in the case of Five Year Matters, 100% of the Purchase Price in the aggregate;

                                      28.

                (2) in the case of Two Year Matters, 25% of the Purchase Price in the aggregate for the first year after the Closing Date and 10% of the Purchase Price in the aggregate thereafter; and

                (3) in the case of all other matters, 20% of the Purchase Price in the aggregate;

provided, further, that in no event shall Seller's maximum liability hereunder exceed 100% of the Purchase Price.

     12.3 Indemnity by Buyer. Subject to the provisions of Section 12.1 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless the Seller and each of its Affiliates, officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnitees") against the net amount of all Losses incurred by any of the Seller Indemnitees (after deduction of the amount of any insurance proceeds recoverable and net of any tax benefit) and arising out of or relating to: (i) any Assumed Liabilities; (ii) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement; and (iii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement. Notwithstanding the foregoing, damages shall constitute Losses for the purpose of this Section 12.3 only to the extent of the direct damages incurred (excluding consequential damages, whether or not foreseeable).

     12.4 Defense of Third-Party Actions. If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand (the "Indemnitee"), receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the other party (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such matter in reasonable detail. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall not be a condition precedent to any liability on the part of the Indemnifying Party under this Article 12 with respect to such matter, except, and only to the extent of, any actual prejudice to the Indemnifying Party resulting from such failure to make timely delivery. The Indemnifying Party shall have the right, at its option to assume the defense of any such matter with its own counsel, but only if the Indemnifying Party simultaneously agrees to indemnify the Indemnitee for such matter. If the Indemnifying Party elects to assume the defense of and indemnification for any such matter, then:

           (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnifying Party's election to assume the defense of such matter;

           (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's agents and that the Indemnifying Party considers necessary or desirable for the defense of such matter;

                                      29.

           (c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter;

           (d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter; and

           (e) the Indemnitee shall not admit any liability with respect to such matter.

If the Indemnifying Party elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed with reasonable diligence to defend such matter with the assistance of Cooley Godward LLP (in the case of the Seller) or Proskauer Rose LLP (in case of the Buyer) or other counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

     12.5 Subrogation. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's affiliates may have against any other person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnitee shall permit the Indemnifying Party to use the name of the Indemnitee and the names of the Indemnitee's Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnitee to perfect or exercise the Indemnifying Party's right of subrogation hereunder.

     12.6 Exclusivity. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article 12 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant or failure to pay or perform any Assumed Liability or Excluded Liability, as applicable.

     12.7 Retention of Records. From and after the date of this Agreement, Buyer and Seller shall preserve all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement for a period of six years following the date of this Agreement or for such longer period as the rights of the parties hereunder may exist.

     12.8 No Rescission. Neither Buyer nor Seller shall be entitled to rescind the purchase of the Business and the Assets by virtue of any failure of any party's representations and warranties herein to have been true or any breach of any party's obligations hereunder.

                                      30.

                                  ARTICLE 13

                                 Miscellaneous



     13.1 Definition of Certain Terms. As used herein, the terms defined in this Section 13.1 wherever used in this Agreement shall have the following respective meanings:

           An "Affiliate" of a Person or entity shall mean a Person or entity that is a stockholder, Director, officer, employee, agent, attorney, accountant or representative of that Person or entity, or a Person or entity that directly or indirectly controls, is controlled by or is under common control with that Person or entity.

          "Agreement" shall mean this Asset Purchase Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended, supplemented or waived.

          "Applicable Law" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Government Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

          "April Balance Sheet" has the meaning set forth in Section 3.6.

          "Assets" shall have the meaning set forth in Section 1.1 hereof.

          "Assumed Liabilities" has the meaning set forth in Section 2.4.

          "Benefit Plan" has the meaning set forth in Section 3.10(b).

          "Books and Records" shall mean all books and records, including manuals, price lists, mailing lists, lists of customers, production data, sales and promotional materials, purchasing materials, personnel records, manufacturing and quality control records and procedures, research and development files and accounting records (regardless of the media in which stored), in each case primarily relating to or used in the Business.

          "Business" shall mean the business currently conducted by Seller through its EF Data Division, as described in Recital A at the head of this Agreement.

          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

          "Buyer Financial Statements" has the meaning set forth in Section 4.7.

          "Buyer Indemnitees" has the meaning set forth in Section 12.2(a).

          "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.1.

                                      31.

          "Closing Date" shall mean such date on which all of the conditions to Closing set forth in Articles 8 and 9 shall have been satisfied.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Competitive Activities" has the meaning set forth in Section 10.1.

          "Confidentiality Agreement" has the meaning set forth in Section 6.1.

          "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

          "Contracts" shall mean all agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements (whether written or oral) to which Seller is, or at the Closing will be, a party, or by which it or any of its assets is, or at the Closing will be, bound primarily in connection with the Business, the Assets or the Assumed Liabilities.

          "Employee" shall mean any individual employed in the Business immediately prior to the Closing Date.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean the Seller and any other Person that, together with the Seller, is treated as a single employer under Section 414 of the Code.

          "Excluded Assets" has the meaning set forth in Section 1.2.

          "Excluded Intellectual Property" has the meaning set forth in Section 1.2(a).

          "Excluded Liabilities" has the meaning set forth in Section 2.5.

          "Financial Statements" has the meaning set forth in Section 3.6.

          "Fixed Assets" shall mean all machinery, equipment, furniture, furnishings, vehicles, tools, dies, molds and other tangible personal property owned by Seller and related primarily to the Business, including, without limitation, the fixed assets located at Seller's facilities located at 2105 West Fifth Place, Tempe, Arizona 85281 and 2114 West Seventh Street, Tempe Arizona 85281.

          "GAAP" shall mean United States generally accepted accounting principles, consistently applied and consistent with past practices.

          "Governmental Approval" shall mean any Consent of, with or to any Governmental Authority.

                                      32.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

          "Hazardous Materials" shall mean any substance, material or waste that is regulated under any Environmental Law including, without limitation, any material or substance that is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of any applicable law, (2) petroleum or any petroleum-derived products, (3) asbestos, (4) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. (S) 1317), (5) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq. (42 U.S.C. (S) 6903), or (6) defined as a "hazardous substance" pursuant to
Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. (42 U.S.C. (S) 9601).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnitee" has the meaning set forth in Section 12.4.

          "Indemnifying Party" has the meaning set forth in Section 12.4.

          "Independent Auditors" has the meaning set forth in Section 2.10(c).

          "Intellectual Property" shall mean all patents, pending patent applications, registered and unregistered copyrights, copyright applications, inventions, trade secrets, research and development data, and know-how, computer software or other intellectual property, the trademarks, service marks, trade names, logos and any applications, in each case used primarily in the conduct of the Business, other than the Excluded Intellectual Property.

          "Inventories" has the meaning set forth in Section 1.1(c).

          "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lease, sublease, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, option, lien, right of first refusal or other similar restrictions.

          "LinkSat" has the meaning set forth in Section 1.1(h).

          "Logos" has the meaning set forth in Section 7.4(a).

          "Loss" has the meaning set forth in Section 12.2.

                                      33.

          "Material Adverse Effect on the Business" has the meaning set forth in
Section 3.1, as limited by Section 13.2.

          "Material Adverse Effect on Buyer" has the meaning set forth in
Section 4.5, as limited by Section 13.2.

          "Material Contracts" has the meaning set forth in Section 3.13.

          "Names" has the meaning set forth in Section 7.4.

          "Other Assets" has the meaning set forth in Section 2.4(h).

          "Permitted Liens" shall mean (i) Liens for current taxes or assessments or other governmental charges or levies which are not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers' or warehouseman's Liens arising in the ordinary course of business which do not in the aggregate materially adversely affect the value of the Assets or materially impair their use in the operation of the Business; (iii) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties which do not materially interfere with the use, occupation and enjoyment of the Assets taken as a whole; and (iv) Liens listed on Schedule 3.8 hereto.

          "Person" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

          "Policies" has the meaning set forth in Section 3.14.

          "Pre-Closing Tax Period" shall mean any period ending with, on or prior to the Closing Date with respect to which Seller is required to report and/or pay any Tax relating to the Business.

          "Purchase Price" has the meaning set forth in Section 2.2.

          "Seller" has the meaning set forth in the first paragraph of this Agreement.

          "Seller 401(k) Plan" shall mean the Adaptive Broadband Corporation Tax Deferred Savings and Deferred Profit Sharing Plan.

          "Seller Indemnitees" has the meaning set forth in Section 12.3.

          "Tax Data" has the meaning set forth in Section 6.5(a).

          "Tax Documentation" has the meaning set forth in Section 6.5(a).

                                      34.

          "Taxes" in the plural and "Tax" in the singular shall mean all federal, state, local and foreign taxes, including income, employment (including social security, withholding and state disability), excise, property, sales, use, franchise, and other taxes, together with all interest, additions to tax and penalties relating thereto.

          "Tax Return" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transfer Taxes" has the meaning set forth in Section 7.6.

          "Window Period" has the meaning set forth in Section 7.4.

     13.2 Material Adverse Effect. Any adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or a Material Adverse Effect on Buyer (unless such conditions adversely affect Seller or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Buyer or Seller competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or Material Adverse Effect on the Business (unless such conditions adversely affect Seller or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the announcement or pendency of the sale of the Business and the Assets shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or a Material Adverse Effect on the Business. Any adverse change, event or effect that is proximately caused by any breach by Buyer or Seller of any covenant or obligation set forth in this Agreement shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or Material Adverse Effect on Buyer, respectively.

     13.3 Knowledge. As used in this Agreement, a corporate party's "knowledge" means the actual knowledge of any director or executive officer of such party, and, in the case of Seller, William Carlin, Robert Hansen and Tim Castelli.

     13.4 Memorandum; Disclaimer of Projections. Seller makes no representation or warranty to Buyer except as specifically made in this Agreement. In particular, Seller makes no representation or warranty to Buyer with respect to any financial projection or forecast delivered by or on behalf of Seller to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (d) it shall have no claim against Seller with respect thereto.

     13.5 Expenses. If the purchase of the Assets is consummated or if this Agreement is terminated, Seller and Buyer shall pay their own respective expenses and costs incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in

                                      35.

this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby.

     13.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram. All such notices, requests, demands, waivers and other communication shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered,
(z) if by facsimile or telegram, on the next day following the day on which such facsimile or telegram was sent, provided that a copy is also sent by certified or registered mail.

     If to Buyer:

          Comtech Telecommunications Corp.
          105 Baylis Road
          Melville, NY 11747

          Attention: President

          Tel: 631-777-8900
          Fax: 631-777-8877

     with a copy to:

          Proskauer Rose LLP
          1585 Broadway
          New York, NY 10036

          Attention: Robert A. Cantone

          Tel: 212-969-3000
          Fax: 212-969-2900

     If to Seller, to:

          Adaptive Broadband Corporation
          1143 Borregas Avenue
          Sunnyvale, CA 94089
          Attention: Kenneth J. Wees

          Tel: 408-743-3436
          Fax:  (408) 743-3482

                                      36.

     with a copy to:

          Cooley Godward llp
          One Maritime Plaza, 20/th/ Floor
          San Francisco, CA 94111
          Attention:  Kenneth L. Guernsey

          Tel:  (415) 693-2091
          Fax:  (415) 951-3699

or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.3.

     13.7 Assignment. No party may assign or otherwise transfer this Agreement or any of its rights hereunder to any person or entity, without the prior written consent of Buyer and Seller which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign its rights hereunder to any wholly-owned subsidiary of Buyer without such consent of Seller; provided further that in the case of any such assignment Buyer shall guarantee the performance by such subsidiary of all Buyer's obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

     13.8 Entire Agreement; Amendment; Governing Law; Etc. This Agreement (together with the Exhibits and Schedules hereto) and the Confidentiality Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of California as it applies to contracts to be performed entirely within the State of California.

     13.9 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

     13.10 Venue. If any legal proceeding or other action relating to this Agreement or any of the other agreements being executed and delivered in connection herewith, or any of the transactions contemplated hereby or thereby, is brought or otherwise initiated, the venue therefor shall be in San Jose, California or New York, New York, each of which shall be deemed to be a convenient forum. Each of the parties hereto hereby expressly and irrevocably consents and submits to the jurisdiction of the United States District Court for the Northern District of

                                      37.

California, the jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of the Superior Court in and for the County of Santa Clara of the State of California in connection with any such legal proceeding or other action.

     13.11 Attorney's Fees. In the event that either party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection herewith.

     13.12 Third-Party Rights. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto and their respective successors in interest.

     13.13 Titles and Headings. Titles and headings of sections of this Agreement and the "Table of Contents," the "Table of Exhibits," the "Table of Schedules" and the "Index of Schedules" included herewith, are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     13.14 Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

     13.15 Pronouns. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

     13.16 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     13.17  Time of Essence.  Time is of the essence of this Agreement.

     13.18  Interpretation.   Each party acknowledges that such party, either
directly or through such party's representatives, has participated in the drafting of this Agreement and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

                                      38.

     In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                                    Buyer

                                    Comtech Telecommunications Corp.
                                    a Delaware corporation

                                    By: /s/ J. Preston Windus
                                     Its: Chief Financial Officer and
                                          Senior Vice President

                                    Seller

                                    Adaptive Broadband Corporation
                                    a Delaware corporation

                                    By: /s/ Donna Birks
                                       Its: Executive Vice President
                                            and Chief Financial Officer